Exhibit 10.2

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

July 23, 2006

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, CA 94088

Project Los Angeles

Commitment Letter

$2,500,000,000 Senior Secured Term Loan Facility

Ladies and Gentlemen:

Advanced Micro Devices, Inc. (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) regarding the proposed acquisition by you of all of the outstanding capital stock of a publicly traded company code-named “San Antonio” (the “Company”) pursuant to an acquisition agreement between the Borrower and the Company (the “Purchase Agreement”) whereby the Borrower shall form and organize a direct or indirectly wholly owned subsidiary organized under the laws of Canada or any province thereof which will acquire the outstanding capital stock of the Company (the “Acquisition”). The Acquisition and the equity and debt financings contemplated hereby are collectively referred to as the “Transaction”.

As described on Schedule I to the Fee Letter (defined below), we understand that you currently contemplate that the funding required to effect the Transaction, to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be provided solely from (i) $1,238,000,000 of common equity (the “New Equity”) of the Borrower to be issued to shareholders of the Company, (ii) the incurrence by the Borrower of a senior secured financing which will be in the form of a “term loan B” facility in the amount of $2,500,000,000 (the “Term Loan Facility” or the “Facility”) and (iii) aggregate cash on hand at the Borrower and the Company equal to $1,696,000,000 plus the amount of transaction fees and expenses incurred in connection with the Transactions (other than fees payable to MS in connection with the Transaction).

Morgan Stanley & Co., Incorporated (“MS”) has also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which MS is willing to act in the capacities set forth therein in connection with any Financing Transaction (as defined in the Engagement Letter) that may be consummated at any time up to the first anniversary of the closing date of the Transaction.

We are pleased to commit to provide 100% of the Term Loan Facility subject to and on the terms and conditions set forth herein and in the summary of terms and conditions attached as Annex I (the “Summary of Terms”). Subject to the following two sentences, it is understood that (i) MS shall act as sole arranger and sole bookrunner for the Term Loan Facility (in such capacity, the “Senior Sole Arranger”) and (ii) Morgan Stanley shall act as administrative agent for the Term Loan Facility (in such capacity, the “Senior Administrative Agent”). It is further understood that Morgan Stanley shall be permitted to designate one or more financial institutions as agents or co-agents, as the case may be, with respect to the Term Loan Facility in its sole discretion, and that no titles may be given, or compensation paid, to lenders in respect of the Term Loan Facility without Morgan Stanley’s consent; provided that you may appoint two additional agents with respect to the Term Loan Facility so long as (i) such additional agents assume no more than an aggregate of 40% of the commitment for the Term Loan Facility and (ii) such additional agents become party to this letter no later than the fifth business day following the public announcement of the Acquisition. If two additional agents are appointed, both MS and such additional agents may act as bookrunners for the Term Loan Facility. MS or Morgan Stanley will have “left” placement in any and all marketing materials or other documentation in connection with the Term Loan Facility. Fees payable to the syndicate for the Term Loan Facility shall be payable from the amounts payable to Morgan Stanley and any other agents as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

Morgan Stanley reserves the right, prior to or after execution of the definitive credit documentation for the Term Loan Facility, to syndicate all or part of its commitment for the Term Loan Facility to one or more lending institutions (which lending institutions shall be reasonably satisfactory to you (such consent not to be unreasonably withheld or delayed)) that will become parties to the appropriate definitive credit documentation pursuant to a syndication in respect of the Term Loan Facility to be managed by Morgan Stanley; provided, however that Morgan Stanley and the other two agents appointed by you pursuant to the paragraph above who become party to this letter shall not be relieved of their obligations to provide the Term Loan Facility until the Term Loan Facility is closed. Morgan Stanley shall commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist Morgan Stanley in achieving a syndication in respect of the Term Loan Facility that is satisfactory to Morgan Stanley. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Term Loan Facility between your senior management and advisors and senior management and advisors of the Company and the proposed syndicate members for the Term Loan Facility (such members in respect of the Term Loan Facility being referred to as the “Senior Lenders” or the “Lenders”). To assist Morgan Stanley in its syndication efforts, you hereby agree (a) to provide and cause your advisors to provide, and to use your commercially reasonable efforts to cause the Company and its advisors to provide, Morgan Stanley and the other relevant syndicate members upon request with all information reasonably deemed necessary by Morgan Stanley to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist Morgan Stanley upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Term Loan Facility, (c) to use your commercially reasonable efforts to ensure that the syndication efforts of Morgan Stanley benefit materially from your and the Company’s existing lending relationships, (d) to make available your senior officers and representatives from time to time and to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, including the Company and its subsidiaries, at a meeting or meetings of Senior Lenders or prospective Senior Lenders and (e) to obtain ratings (prior to the commencement of syndication) for the Term Loan Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). You hereby agree that the general bank meeting in respect of the Term Loan Facility shall be held no later than 30 days prior to the consummation of the Acquisition. In addition, you agree that no financing for you or any of your respective subsidiaries or affiliates (other than the AMD Fab 36 LLC & Co. KG (“Fab 36”) credit facility previously disclosed to Morgan Stanley) shall be syndicated, privately placed or publicly offered to the extent that such financing could reasonably be expected to have an adverse effect on the syndication of the Term Loan Facility.

Please note, however, that the terms and conditions of this commitment are not limited to those set forth in the Summaries of Terms provided that the conditions to funding of the Term Loan

2

Facility are limited to the conditions described herein and in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summaries of Terms are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing. In addition, this commitment is subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation for each Facility, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Loan Facility Summary of Terms (the “Senior Credit Agreement”), (b) (x) except (i) as set forth in the disclosure letter delivered to the Borrower by the Company prior to the date hereof or (ii) as disclosed in the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars (collectively, the “Reports”) filed or furnished by the Company under the applicable securities laws prior to July 23, 2006, for the period from August 31, 2005 to July 22, 2006 there has been no change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company and its subsidiaries or any development or combination of developments that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect (as defined below), (y) except (i) as set forth in the disclosure letter delivered to the Company by the Borrower prior to the date hereof or (ii) as disclosed in the Reports filed or furnished by the Borrower under the applicable securities laws prior to July 23, 2006, for the period from December 25, 2005 to July 22, 2006 there has been no change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Borrower and its subsidiaries or any development or combination of developments that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect (as defined below) and (z) since July 23, 2006, there has been no effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Material Adverse Effect, (c) Morgan Stanley’s reasonable satisfaction with the capital and ownership structure of the Borrower, the Company and their subsidiaries (it being understood and agreed that the capital and ownership structure reflected in the Purchase Agreement dated as of the date hereof is satisfactory to Morgan Stanley) and (d) the accuracy and completeness of all representations that you make to us and all information that you furnish to us in connection with this commitment, taken as a whole, and your compliance with the terms of this Commitment Letter. Morgan Stanley’s commitment set forth in this Commitment Letter will terminate on the earliest of (i) consummation of the Acquisition or another transaction or series of transactions in which you or any of your affiliates acquire, directly or indirectly, all of the capital stock of the Company, (ii) termination of the Purchase Agreement and (iii) 5:00 p.m. (New York City time) on February 24, 2007, unless the Transaction closes on or before such date. Furthermore, if Morgan Stanley discovers information (whether as a result of the performance of Morgan Stanley’s ongoing business due diligence or otherwise) materially inconsistent with information provided as of the date hereof or not known to it on the date of this letter which Morgan Stanley reasonably believes is materially negative information with respect to the Transaction or the condition (financial or otherwise), business, properties, operations, results of operations, performance, assets, liabilities (contingent or otherwise) or value of the Borrower, the Company and their subsidiaries taken as a whole, Morgan Stanley may, in its sole discretion suggest alternative financing amounts or structures that assure adequate protection for the Lenders. For purposes of this Commitment Letter, “Material Adverse Effect” shall mean a change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets or liabilities of the Borrower, the Company and their subsidiaries taken as a whole; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a Material Adverse Effect: (A) conditions affecting the United States or Canadian economy generally, (B) conditions generally affecting the industries in which the Borrower or the Company conduct business, (C) any direct or indirect actions of Nvidia Corporation or Intel Corporation, (D) (x) with respect to the Company, conditions directly caused by the actions of the Borrower or resulting from

3

actions taken in accordance with a request or the consent of the Borrower made after the date hereof and (y) with respect to the Borrower, conditions directly caused by the actions of the Company or resulting from actions taken in accordance with a request or the consent of the Company made after the date hereof, (E) any delays or cancellation of orders caused by the announcement of the Purchase Agreement, (F) any change in the market price or trading volume of securities or failure by the Borrower or Company to meet published securities analyst estimates (but not the underlying causes thereof), (G) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof, (H) any stockholder litigation arising from allegations of breach of fiduciary duty relating to the Purchase Agreement, and (I) any losses of employees of the Company or the Borrower caused by the announcement of the Purchase Agreement. Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter, the documentation of the Term Loan Facility or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Company, its subsidiaries and its businesses the making and accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date shall be (A) such of the representations made by the Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Term Loan Facility documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions set forth herein and in the Summaries of Terms are satisfied. “Specified Representations” means the representations and warranties of the Borrower relating to corporate power and authority, the enforceability of the documentation of the Term Loan Facility, security interests, Federal Reserve margin regulations, the Investment Company Act, no material violation by the Term Loan Facility of organizational documents, agreements, instruments or law, solvency, effectiveness of material regulatory and governmental approvals for the Term Loan Facility, no litigation purporting to materially adversely affect the Term Loan Facility and status of the Term Loan Facility as senior debt.

To induce Morgan Stanley to issue this letter and to continue with its due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of one counsel (in addition to one local counsel in each relevant jurisdiction) and those consultants which have been retained in consultation with AMD) of Morgan Stanley and its affiliates arising in connection with this letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Term Loan Facility and the other transactions described herein shall be for your account, whether or not the Transaction is consummated, the Term Loan Facility is made available or definitive credit documents are executed in connection with the Term Loan Facility. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

You further agree to indemnify and hold harmless each of the Lenders (including, in any event, Morgan Stanley) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction, the extension or syndication of the Term Loan Facility contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Term Loan Facility contemplated by this letter, and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Morgan Stanley or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or

4

willful misconduct of such Indemnified Person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Morgan Stanley nor any Lender shall be responsible or liable to you, the Company or any other person for consequential damages which may be alleged as a result of this letter.

Morgan Stanley reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to Morgan Stanley in such manner as Morgan Stanley and such affiliates may agree in their sole discretion. You acknowledge that Morgan Stanley may share with any of its affiliates, and such affiliates may share with Morgan Stanley, any information related to the Transaction, the Borrower, the Company, any of their subsidiaries or any of the matters contemplated hereby in connection with the Transaction, provided that such affiliates agree to the same confidentiality protections afforded by Morgan Stanley herein.

The provisions of the immediately preceding three paragraphs shall survive any termination of this letter.

You represent and warrant that (a) all information (other than the Projections referred to below) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction and the other transactions contemplated hereby to Morgan Stanley or any of its affiliates or representatives or to any Lender or any potential Lender is, or in the case of Information made available after the date hereof, will be on the date provided complete and correct in all material respects taken as a whole and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to Morgan Stanley or any of its affiliates or representatives or to any Lender, any potential Lender in connection with the Transaction and the other transactions contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the Information and Projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct.

In issuing this commitment, Morgan Stanley is relying on the accuracy of the information (other than Projections, forward looking information and information of a general economic or general industry nature) furnished to it by you or on your behalf or by or on behalf of the Company (to the extent furnished prior to the date hereof, collectively, the “Pre-Commitment Information”). The obligations of Morgan Stanley under this Commitment Letter and of any Lender that issues a commitment for the Term Loan Facility are made solely for your benefit and may not be relied upon or enforced by any other person or entity.

You are not authorized to show or circulate this letter to any other person or entity (other than (i) to your legal advisors in connection with your evaluation hereof, (ii) to the Company and its legal and financial advisors and (iii) as required by law or stock exchange requirements) until such time as you have accepted this letter as provided in the immediately succeeding paragraph. If the letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

5

You acknowledge that Morgan Stanley may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests. Consistent with Morgan Stanley’s policy to hold in confidence the affairs of its clients, Morgan Stanley will not furnish confidential information obtained from you or your affiliates to any of its other clients. Furthermore, Morgan Stanley will not use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by Morgan Stanley from any other person.

If you are in agreement with the foregoing, please sign and return to Morgan Stanley (including by way of facsimile transmission) the enclosed copy of this letter, together with the Fee Letter, no later than 11:59 pm, New York time, on July 23, 2006. Our commitment set forth in this letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this letter, the Engagement Letter and the Fee Letter are executed and returned by you as provided in such sentence. Upon your acceptance hereof and of the Engagement Letter and Fee Letter, this Commitment Letter, Engagement Letter and Fee Letter shall be a binding agreement between us.

This letter, the Engagement Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this letter, the Engagement Letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of a signature page to this Commitment Letter, the Engagement Letter or the related Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter, Engagement Letter or the related Fee Letter, as the case may be.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), we are required to obtain, verify and record information that identifies you, which information includes names and addresses and other information that will allow us to identify you in accordance with the Patriot Act.

[The remainder of this page intentionally left blank.]

6

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Vice President

Agreed to and Accepted this

23rd day of July, 2006

ADVANCED MICRO DEVICES, INC.

By:	/s/ Robert J. Rivet
Name:	Robert J. Rivet
Title:	Executive Vice President and Chief Financial Officer

ANNEX I

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

$2,500,000,000 SENIOR SECURED TERM LOAN FACILITY

I. The Parties

Borrower:	Advanced Micro Devices, Inc

Senior Sole Arranger and Sole Bookrunner:	Morgan Stanley & Co., Incorporated.

Senior Administrative Agent:	Morgan Stanley Senior Funding, Inc.

Senior Lenders:	Morgan Stanley Senior Funding, Inc. and a syndicate of financial institutions and institutional lenders arranged by Morgan Stanley and reasonably satisfactory to the Borrower (such consent not to be unreasonably withheld or delayed).

Guarantors:	None.

II. Description of Term Loan Facility

Term Loan Facility:	$2,500,000,000 Term Loan B Facility.

Maturity and Amortization:	The final maturity of the Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Term Loan Facility (the “Term Loans”) shall be repaid during the final year of the Term Loan Facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Use of Proceeds:	The Term Loans shall only be utilized (x) to finance, in part, the Transaction, (y) to pay fees and expenses incurred in connection with the Transaction and (z) for general corporate purposes.

Availability:	Term Loans may only be borrowed on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

III. Terms Applicable to the Term Loan Facility

Closing Date:	The date on or before February 24, 2007 on which the conditions precedent to the initial extension of credit under Term Loan Facility shall be satisfied (such date being the “Closing Date”).

Security:	The Borrower shall grant the Senior Administrative Agent and the Senior Lenders a valid and perfected first priority (subject to the granting of an

*	Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

equal and ratable security interest to the holders of the Existing Senior Notes to the extent required by the terms of the related indenture and certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

(a) All shares of capital stock of (or other ownership interests in) and intercompany debt of each of the subsidiaries listed on Exhibit A hereto as well as each of the Borrower’s future restricted material domestic subsidiaries and material first tier foreign subsidiaries (it being understood that no security interest will be granted in the capital stock of Spansion, AMD Fab 36 LLC & Co KG, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, AMD Fab 36 LLC or the IP Subsidiary (defined below)), limited, in the case of any controlled foreign corporation under Section 957 of the Internal Revenue Code, to 66% of the voting stock of such entity (or such greater percentage as would not result in a material tax liability).

(b) All accounts receivable owned by the Borrower and AMD International Sales & Service, Ltd. and any other present or future domestic subsidiary of the Borrower.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

(d) Any proceeds from the direct or indirect sale of the equity interests of Spansion and a collateral account into which the Borrower will covenant to deposit, or cause to be deposited, any of such proceeds.

Interest Rates:	At the option of the Borrower, Term Loans may be maintained from time to time as (x) Base Rate
Loans, which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time, or (y) Eurodollar Loans, which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Senior
Administrative Agent for the respective interest period.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Senior Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time, an amount per annum based upon the rating of the
Term Loan Facility as of the Closing Date in accordance with the grid set forth on Schedule II to the Fee Letter.

During the continuance of any default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans; provided that Eurodollar Loans made on the Closing Date shall have one month interest periods only.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Term Loans, and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360 day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Senior Sole Arranger and Senior Administrative Agent Fees:	The Senior Sole Arranger and the Senior Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Voluntary Prepayment:	The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Term Loans without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:	All net cash proceeds (a) from sales of property and assets of the Borrower and its subsidiaries (including the sale of the equity interests of Spansion but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed and subject to a reinvestment provision to be negotiated (which reinvestment rights shall not apply to proceeds of the sale of the equity interests of Spansion)), (b) of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business and other exceptions to be agreed) and (c) from the issuance after the Closing Date of additional debt and equity of the Borrower and its subsidiaries (excluding the New Equity and subject to other exceptions to be agreed), and 50% of Excess Cash Flow (to be defined in the loan documentation) of the Borrower and its subsidiaries shall be applied to prepay the Term Loans, ratably to the principal repayment installments of the Term Loans.

Documentation:	Morgan Stanley’s commitment will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to Morgan Stanley.

Conditions Precedent to Initial Extension of Credit:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Morgan Stanley for the Transaction, including, without limitation, those specified in Annex II.

Representations and Warranties:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Morgan Stanley for the Transaction, including, without limitation, absence of any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, taken as a whole.

Covenants:	Those affirmative and negative covenants (applicable to the Borrower and its subsidiaries)
customarily found in credit agreements for similar secured financings or, in the case of the negative covenants, substantially similar to those in the indenture for the Existing Senior Notes (as defined below) and others appropriate in the reasonable judgment of Morgan Stanley for the Transaction including, without limitation, the following:

	(a)	Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (v) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (iv) visitation and inspection rights; (v) keeping of proper books in accordance with generally accepted accounting principles; (vi) maintenance of properties; (vii) performance of leases, related documents and other material agreements; (viii) use of proceeds; (ix) further assurances as to perfection and priority of security interests; and (x) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as any Lender shall reasonably request).

	(b)	Negative Covenants - Restrictions on (i) liens (other than existing liens, liens securing the Term Loan Facility and liens securing the outstanding 7.75% Senior Notes Due 2012 (the “Existing Senior Notes”) to the extent required by the terms thereof); (ii) debt, guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business and the transfer of intellectual property of the Company to the Borrower or a direct wholly-owned restricted special purpose subsidiary of the Borrower (the “IP Subsidiary”)) ; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders; (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing debt; (xi) capital expenditures; (xii) granting negative pledges; (xiii) changing the nature of its business; (xiv) amending organizational documents, or amending or otherwise modifying any debt or related document; (xv) transactions with affiliates; (xvi) change in passive holding company status or special purpose nature of the IP Subsidiary; and (xvii) changing accounting policies or reporting practices; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants – None.

Events of Default:	Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Morgan Stanley for the Transaction, including, without limitation, (a) failure to pay principal when due, or to pay interest or other amounts within two business days after the same becomes due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; (h) change of ownership or operating control; and (i) standard ERISA defaults.

Expenses:	The Borrower shall pay all of the Senior Administrative Agent’s and the Senior Sole Arranger’s
reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable out of pocket expenses incurred by the Senior
Administrative Agent or the Senior Sole Arranger (including the fees and expenses of one counsel
(in addition to one local counsel in each relevant jurisdiction) for the Senior Sole Arranger), whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of the Senior Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Senior Administrative Agent, the
Senior Sole Arranger and the Senior Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	The Borrower will indemnify and hold harmless the Senior Administrative Agent, the Senior Sole Arranger, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Term Loan Facility, except to the extent judicially determined to have resulted from the gross negligence or willful misconduct of the indemnitee.

Required Lenders:	Senior Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Term Loan Facility.

Waivers & Amendments:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation shall require the approval of the Required Lenders, except that (x) the consent of all affected Senior Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of, the final maturity date and (iv) changes to the order of applications of prepayments and (y) the consent of all affected Senior Lenders shall be required with respect to releases of all or substantially all of the Collateral.

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees (to be defined in the definitive loan documentation) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Term Loan Facility, in a minimum amount equal to $1 million. Each Senior Lender will also have the right, without consent of the Borrower or the Senior Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Senior Lender’s applicable lending office). The Senior Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Senior Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Senior Lenders and the Senior Administrative Agent for such taxes paid by the Senior Lenders or the Senior Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for Morgan Stanley:	Skadden, Arps, Slate, Meagher & Flom LLP.

EXHIBIT A TO

ANNEX I

Pledged Subsidiaries

1.	AMD US Finance, Inc.

2.	AMD Saxony Holding GmbH

3.	AMD Saxony LLC

4.	AMD International Sales & Service, Ltd.

5.	Advanced Micro Devices (Singapore) Pte Ltd

6.	Advanced Micro Devices Sdn.Bhd.

ANNEX II

CONDITIONS PRECEDENT

$2,500,000,000 SENIOR SECURED TERM LOAN FACILITY

[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached]

Conditions Precedent
to Closing:	The closing and the initial extension of credit under the Term Loan Facility will be subject to satisfaction (or waiver) of the following conditions precedent:

	(i)	The final terms and conditions of the Transaction, including, without limitation, all material legal and tax aspects thereof, shall be as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information or otherwise reasonably satisfactory to the Lenders. The Lenders shall be reasonably satisfied with (x) the Purchase Agreement (including all schedules and exhibits thereto), which shall provide for an aggregate cash purchase price not in excess of $5,389,000,000 and (y) all other agreements, instruments and documents relating to the Transaction; and the Purchase Agreement and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in any manner materially adverse to the Lenders, without the prior written consent of the Administrative Agent (it being agreed that the draft Purchase Agreement dated July 23, 2006 is satisfactory to the Administrative Agent). The Acquisition shall have been consummated substantially in accordance with the terms of the Purchase Agreement and in compliance with applicable law.

	(ii)	The execution and delivery of definitive documentation with respect to the Term Loan Facility consistent with the Summary of Terms and the Commitment Letter.

	(iii)	All of the capital stock of the Borrower’s restricted subsidiaries shall be owned by the Borrower or one or more of the Borrower’s subsidiaries (except, with respect to foreign subsidiaries, for insignificant interests statutorily required to be owned by another person), in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation; the Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section “Security” above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests

II-1

shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. To the extent required by the terms of the Borrower’s Existing Senior Notes, the Existing Senior Notes shall be equally and ratably secured by such of the collateral as required by the related indenture. The
Lenders will agree that upon distribution of the proceeds from the sale of collateral, such proceeds allocable to any of the Term Loans under the security documentation shall be applied in a manner such that all of the Lenders shall share ratably in such application.

(iv)	There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (a) could reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrower, the Company and their subsidiaries, taken as a whole, (ii) adversely affect the ability of the Borrower to perform its obligations under the loan documentation for each Facility or (iii) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation (collectively, a “Material Adverse Effect”) or (b) purports to adversely affect the Transaction or the Term Loan Facility.

(v)	All material governmental and third party consents and approvals necessary in connection with the Transaction and the Term Loan Facility shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any materially adverse action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Term Loan Facility.

(vi)	All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s Margin Regulations.

(vii)	The Borrower shall have delivered certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower, individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Transaction, from its chief financial officer. As used herein, the term “Solvency” of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they

II-2

become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

(viii)	The Lenders shall have received annual financial statements as of the end of the most recently completed three fiscal years, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lenders’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date), pro forma consolidated financial statements as to the Borrower and its subsidiaries, and forecasts prepared by management of the Borrower, in a form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Term Loan Facility.

(ix)	The Lenders under the Term Loan Facility shall have received (a) customary opinions of counsel (including local counsel) for the Borrower as to the transactions contemplated hereby and (b) such corporate resolutions, certificates (including insurance certificates) and other documents as the Lenders under Term Loan Facility shall reasonably request.

(x)	There shall exist no default under any of the loan documentation for the Term Loan Facility, and the representations and warranties of the Borrower and each of its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the Term Loan Facility.

(xi)	All accrued fees and expenses of the Senior Administrative Agent, the Senior Sole Arranger and the Senior Lenders (including the fees and expenses of one counsel (including one local counsel in each relevant jurisdiction) for the Senior Administrative Agent and the Senior Sole Arranger and local counsel for the Senior Lenders) shall have been paid.

(xii)	The Company’s existing credit facility shall have been, or concurrently with the extension of credit under the Facility shall be, terminated and all amounts outstanding thereunder, if any shall have been paid off and all liens shall have been released pursuant to a termination letter reasonably satisfactory to the Senior Administrative Agent.

II-3